WAIVER AND AMENDMENT NO. 1

TO

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 1 (this “Amendment”) is entered into as of July 11, 2018, by and among MANHATTAN BRIDGE CAPITAL, INC., a New York corporation (“Borrower”; and collectively with any Person who is or hereafter becomes a party to the Credit Agreement (as defined below) as a borrower or a guarantor, each a “Loan Party” and collectively, the “Loan Parties”), the financial institutions who are or hereafter become parties to the Credit Agreement (as defined below) as lenders (collectively, the “Lenders” and each individually a “Lender”) and WEBSTER BUSINESS CREDIT CORPORATION (“WBCC”), individually, as a Lender hereunder and as agent for itself and each other Lender (WBCC, acting in such agency capacity, the “Agent”).

BACKGROUND

Loan Parties, Lenders and Agent are parties to an Amended and Restated Credit and Security Agreement dated as of August 8, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which Agent and Lenders provide Loan Parties with certain financial accommodations.

Loan Parties have requested that Agent and Lenders make certain amendments to the Credit Agreement and waive certain Events of Default that have occurred, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of each Loan Party by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

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2. Amendment to Credit Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

(a) Section 7.7 of the Credit Agreement is hereby amended and restated as follows:

“7.7 Dividends. Declare, pay or make any dividend or distribution on any shares of Equity Interests of any Loan Party (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any Equity Interests of any Loan Party; provided, however, so long as there does not exist a Default or Event of Default, or a Default or Event of Default would not result therefrom, (a) any Subsidiary of a Borrower may pay dividends or make other distributions to such Borrower, (b) Borrower may make a one-time distribution in connection a Permitted Bond Subsidiary Transaction, (c) Borrower may make cash distributions to its equity holders on a quarterly basis, so long as (i) Borrower’s average Undrawn Availability for the immediately preceding ninety (90) days is not less than $500,000, and (ii) after giving effect to such distribution and any Revolving Loans funded in connection therewith, Borrower shall have a minimum pro forma Undrawn Availability as of the date of consummation of such distribution and on an average basis for the ninety (90) days immediately thereafter of not less than $500,000, and (d) in a given Fiscal Year, Borrower may apply funds in an amount not to exceed ten percent (10%) of its annual net income for the prior Fiscal Year to repurchase, redeem or otherwise retire its Equity Interests (“Permitted Equity Interests Repurchase”).”

(b) Section 8.1 of the Credit Agreement is hereby amended by amending and restating the following definition in its entirety to read as follows:

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any applicable Test Period of Borrower on a consolidated basis, the ratio of (a) EBITDA for such Test Period, minus any Unfinanced Capital Expenditures made during such period, minus distributions, dividends and any Permitted Equity Interests Repurchase, minus all charges against income of Borrower on a consolidated basis for such period for federal, state and local income taxes actually paid during such period to (b) Fixed Charges for such Test Period.

(c) Annex One of the Credit Agreement is hereby amended by adding the following definitions in their appropriate order to read as follows:

“Amendment No. 1” shall mean Waiver and Amendment No. 1, dated as of July 11, 2018, to this Agreement.

“Amendment No. 1 Effective Date” shall have the meaning set forth in Section 4 of Amendment No. 1.

“Permitted Equity Interests Repurchase” shall have the meaning given such term in Section 7.7.

(d) Annex One of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

“Applicable Margin” shall mean, from and after the Amendment No. 1 Effective Date, with respect to any type of Advance referenced below, the applicable percentage specified below:

Advances	Base Rate Loans	Daily LIBOR Rate Loans and LIBOR Rate Loans
Revolving Advances	2.25%	3.50%

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“Maximum Revolving Amount” shall mean the maximum amount of Revolving Advances and Letters of Credit which may be outstanding at any one time, determined without regard to the Borrowing Base, which as of the Amendment No. 1 Effective Date, equals Twenty Five Million Dollars ($25,000,000.00).

(e) Schedule 1.1 of the Credit Agreement setting forth each Lender’s Revolving Commitment and Revolving Commitment Percentage is hereby deleted in its entirety and replaced by “Schedule 1.1” attached hereto. All references to “Schedule 1.1” in the Credit Agreement shall be deemed to mean the Credit Agreement as amended hereby and as may be further amended from time to time.

3. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Agent and Lenders hereby waive any Events of Default which have occurred as a result of Borrower’s repurchase, redemption or other retirement of its Equity Interests prior to the date of this Amendment in contravention of Section 7.7 of the Credit Agreement (as in effect prior to this Amendment).

4. Conditions of Effectiveness. This Amendment shall become effective (such date, the “Amendment No. 1 Effective Date”) when Agent shall have received (i) a copy of this Amendment executed by Agent, Required Lenders, each Loan Party and Personal Guarantor (defined below) with one original executed copy of this Amendment to be promptly delivered by Loan Parties to Agent; (ii) an executed copy of the Amended and Restated Revolving Credit Note, dated of even date herewith, in the principal amount of $10,000,000 issued by Borrower to the order of Flushing Bank, with one original executed copy to be promptly delivered by Borrower to Agent; (iii) an executed copy of the Second Amended and Restated Fee Letter, dated of even date herewith, with one original executed copy to be promptly delivered by Borrower to Agent; and (iv) a certificate of the Secretary (or Assistant Secretary) of each Loan Party, dated on or around the Amendment No. 1 Effective Date, in form and substance acceptable to Agent, certifying as to (a) the incumbency and signature of the officers (or other representatives) of each Loan Party executing this Amendment, (b) the authorizations by the board of directors (or other governing body) of such Loan Party to such officers or other representatives to enter into and carry out such transactions as are contemplated pursuant to this Amendment; and including therewith copies of the Organic Documents of such Loan Party as in effect on the Amendment No. 1 Effective Date and good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Amendment No. 1 Effective Date, issued by the secretary of state or other appropriate official of each Loan Party’s jurisdiction of organization and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification.

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5. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms.

(b) Upon the effectiveness of this Amendment, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Credit Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) Except as set forth in Section 3 hereof, no Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d) No Loan Party has any defense, counterclaim or offset with respect to the Credit Agreement.

6. Effect on the Credit Agreement.

(a) Upon the effectiveness of Section 2 hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in Section 3, operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

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7. Release. Each of the Loan Parties on behalf of itself and its successors, assigns, and other legal representatives, and Personal Guarantor on behalf of himself and his successors, assigns, and other legal representatives, hereby, (a) jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and each of their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent and Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which each of the Loan Parties and Personal Guarantor, or any of their respective successors, assigns, or other legal representatives and their successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, the Personal Guaranty, this Amendment, the Other Documents; (b) understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; (c) agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above and nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee; and (d) jointly and severally, absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any of the Loan Parties or Personal Guarantor pursuant to this Paragraph 7. If any Loan Party or Personal Guarantor violates the foregoing covenant, Loan Parties and Personal Guarantor, jointly and severally, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by .pdf or facsimile transmission shall be deemed to be an original signature hereto.

11. Personal Guarantor. Assaf Ran (the “Personal Guarantor”) hereby ratifies and confirms that all of the terms and conditions, representations and covenants contained in the Amended and Restated Guaranty Agreement (as amended, the “Guaranty”), dated as of August 8, 2017, made by Personal Guarantor in favor of Agent remain in full force and effect after giving effect to the execution and effectiveness of this Agreement and the increase of the Maximum Revolving Amount pursuant hereto, and Personal Guarantor hereby reaffirms that all of the Obligations of Loan Parties under the Credit Agreement as amended by this Agreement (including, without limitation, obligations relating to the increased Maximum Revolving Amount) are irrevocably guaranteed by such Personal Guarantor in accordance with the terms and conditions of the Guaranty.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

“BORROWER”

MANHATTAN BRIDGE CAPITAL, INC.

By:	/s/ Assaf Ran
Name:
Title:

“PERSONAL GUARANTOR”

/s/ Assaf Ran
Assaf Ran

Signature Page to Waiver and Amendment No. 1

WEBSTER BUSINESS CREDIT CORPORATION, as
Agent and a Lender

By:	/s/ Leo Goldstein
Name:	Leo Goldstein
Title:	Vice President

FLUSHING BANK, as a Lender

By:	/s/ Lisa Archinow
Name:	Lisa Archinow
Title:	Vice President

Signature Page to Waiver and Amendment No. 1

Schedule 1.1

Lender Party	Revolving Commitment	Revolving Commitment Percentage
WBCC Address: 360 Lexington Avenue New York, New York 10017 Attention: Account Executive – Manhattan Bridge Capital, Inc.	$15,000,000	60.0000%
Flushing Bank Address: Flushing Bank 220 RXR Plaza Uniondale, NY 11556 Attn: Lisa Archinow, Vice President	$10,000,000	40.0000%
Total:	$25,000,000	100%

Schedule 1.1 to Waiver and Amendment No. 1